Consent of Independent Registered Public Accounting Firm




The Board of Trustees
CNI Charter Funds:


We consent to the use of our report incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Reports to Shareholders" in the Statement of Additional Information.

Los Angeles, California                        /s/ KPMG LLP
January 27, 2005